Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

       We consent to the incorporation by refverence in this registration statement of Tredegar Corporation on Form S-8 of our report dated June 22, 2001, appearing in the Annual Report on Form 11-K of the Tredegar Corporation Retirement Savings Plan (Savings Plan) for the year ended December 31, 2000, and our audit of the financial statements of the Savings Plan as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000.

/s/ Poti, Walton & Associates, PC
POTI, WALTON & ASSOCIATES, PC

Richmond, Virginia
July 31, 2001